Exhibit 10.1

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (the “Agreement”) is entered into as of 6 Feb., 2008 (the “Effective Date”), by and between The Tanfield Group, PLC, a Corporation under the laws of England (“Smith”), with offices located at Vigo Centre, Birtley Rd, Washington, Tyne & Wear NE38 9DA England, and Valence Technology, Inc., a Delaware corporation (“Valence”), with offices located at 12201 Technology Blvd., Suite 150 Austin, TX 78727.

RECITALS

A.  Smith manufactures and sells electric battery powered vehicles and equipment;

B.  Valence is in the business of development, manufacture, and sale of rechargeable lithium-ion phosphate batteries and power systems containing the same, and

C.   Smith desires to purchase Valence’s power systems;

D.  On the terms set forth in this Agreement, Smith and Valence have agreed that Valence shall manufacture and sell power systems to Smith.

NOW, THEREFORE, Smith and Valence, intending to be legally bound, do hereby agree as follows:

1.             DEFINITIONS

The following capitalized terms used in this Agreement, and not otherwise defined herein, shall have the meanings given to them below:

a)     “Agreement” means this Supply Agreement.

b)    “Days” means calendar days.

c)     “Intellectual Property” means all of the following (whether or not registered in any jurisdiction) that relate to, or are embodied in, the Valence batteries, Valence battery packs and Valence power systems: (i) patents, patent applications, inventions, know-how, trade secrets, designs, ideas, code, and/or other technical information, (ii) any copyrights, logos, trademarks, trade names and service marks, (iii) all other proprietary rights recognized under applicable law; and (iv) all applications and registrations, and the right to file all applications and registrations, for, and relating to all of the foregoing.

d)    “Materials” shall mean those raw materials, cut or piece goods, components and subassemblies used in the manufacture of Valence power systems.

e)     “Material Lead-Time” shall mean the period of time necessary for Valence to procure Material. Material Lead-Times are subject to vendor availability and are subject to change.

f)     “Firm Order” means a purchase order issued by Smith to Valence for purchase of Valence power systems pursuant to the terms of this Agreement.

g)    “Party” means either Smith or Valence.

h)    “Production Lead-Time” shall mean the period of time necessary for Valence to fulfill a Firm Order for Valence power systems using on-hand Material.

i)      “Rolling Quantity Forecast” shall mean the forecasts provided by Smith to Valence each calendar month for the three month period that is three months out beyond the period for which Smith has submitted Firm Orders, from which Smith may issue Order(s) from time to time in accordance with the standard Production Lead-Times. Smith will specify the quantity of Valence power systems it projects will be shipped for each three (3) calendar month period stated in the Rolling Quantity Forecast.

j)      “Valence power systems” means the power systems individually listed in the schedules to this Agreement and any other power systems manufactured by Valence and added to this Agreement by way of the addition of a relevant schedule by agreement between the Parties.

2.             APPOINTMENT AS SUPPLIER; SUPPLY OF POWER SYSTEMS

a)     Smith hereby appoints Valence as a supplier of Valence power systems on the terms stated in this Agreement.

b)    Valence will maintain, the knowledge, experience, employees, equipment and all other resources necessary to successfully manufacture and supply Valence power systems to Smith in accordance with the terms of this Agreement.

c)     Valence warrants that the Valence power systems to be delivered under this Agreement shall be free and clear of any and all liens, encumbrances or defects in title and shall be conveyed to Smith with lawful and marketable title.

3.             FIRM ORDER

a)     Initially, Smith shall provide Valence with a Firm Order for Valence Power Systems for a three month period. On or before the first day of each subsequent calendar month, Smith shall deliver to Valence a Firm Order for the month three (3) months out (thereby maintaining a three (3) month Firm Order).

b)    Firm Orders may be issued by Smith under this Agreement by electronic transfer, fax or e-mail to Valence as the Parties may agree. The terms and conditions of each Order shall be as provided by this Agreement. The provisions of either Party’s form of purchase order, acknowledgment or other business forms will not apply to any Order notwithstanding the other Party’s acknowledgment or acceptance of such form.

c)     All Firm Orders are subject to written acceptance by Valence. Once a Firm Order has been accepted by Valence, the order shall be non-cancelable and non-amendable, unless the Parties agree in writing to cancel or amend the Firm Order.

d)    Each Firm Order will include: (i) the model or Product number; (ii) unit quantity and unit price; (iii) availability date at Valence’s facility; and (iv) other instructions or requirements pertinent to the Order.

e)     If Smith amends its Firm Order to reflect an increase, any such increase is subject to Valence confirmation based on production schedule and Material Lead-Times. Valence will make best reasonable efforts to meet the additional requirements of Smith. Any costs incurred by Valence in order to expedite Material procurement shall be paid for by Smith, Valence will make best reasonable efforts to minimize these costs.

f)     if Smith’s Firm Order(s) for a given month exceed Smith’s Rolling Quantity Forecast for that month, then Valence’s standard Lead-Times shall not apply and Valence shall specify a ship date for the quantity of Valence power systems exceeding Smith’s Rolling Quantity Forecast. Valence will make best reasonable efforts to meet the additional requirements of Smith. Any costs incurred by Valence in order to expedite Material procurement shall be paid for by Smith, Valence will make best reasonable efforts to minimize these costs.

g)    If Smith amends its Firm Order to reflect a decrease in projected Valence power systems quantity requirements for any given month, and Material has already been procured per Smith’s Firm Order, then Smith will reimburse Valence for non-returnable/non-cancelable Material purchased within the Material Lead-Time but not used within the term of this Agreement, as well as any vendor cancellation charges incurred with respect to Materials accepted for cancellation or return by the vendor. Valence shall use its best reasonable efforts to minimize its acquisition of such non-returnable/non-cancelable Material, and will notify Smith in writing of the final cost of such material, so that Smith may issue a separate Purchase Order to cover the costs of the non-returnable/non-cancelable Material. Smith may, at its option and expense, request shipment to Smith of Material paid for by Smith under this Section.

4.             FORECAST

a)     At the beginning of each month Smith will supply to Valence written Rolling Quantity Forecast reflecting the quantity of Valence power systems Smith projects it will request to be shipped in each of three (3) calendar month starting with the month following the end of the Firm Order period and for the subsequent two (2) months, thus providing a quantity projection for a total of six (6) successive calendar months from the date of the Firm Order.

b)    Each forecast shall supersede all previous forecasts submitted by Smith.

c)     The Rolling Quantity Forecast shall be used by Valence to ensure it has sufficient quantities of Material available from its suppliers to produce and ship the quantities of Valence power systems delineated in Smith’s Firm Order.

d)    The Rolling Quantity Forecast shall not amount to a binding commitment by Smith to purchase any amount of products from Valence, nor shall Smith have any liability to Valence for any Material purchased by Valence for use in manufacturing any product referred to in such forecast. The Rolling Quantity Forecast is for information purposes only.

e)     When a material suppliers Material Lead Time requires Valence to place orders with that material supplier for non returnable/non cancelable material based on quantities notified to Valence in the Rolling Quantity Forecast, Valence will advise Tanfield of the Material Lead Time required by that material supplier and obtain Tanfield’s permission to ordering using that Material Lead Time in advance of placing any such orders, such permission cannot be reasonably withheld.

5.             MANUFACTURE

a)     Valence shall procure Materials, manufacture and test the Valence power systems in accordance with its standard Quality Plan and Specifications.

b)    Valence shall notify Smith in writing prior to the implementation of any material change in the Specifications. Any such change must be agreed to by Tanfield in writing, such agreement not to be unreasonably withheld. No response from Tanfield to Valence’s written notification within 15 working days will be considered as acceptance by Tanfield. Except as otherwise provided herein, Valence is responsible for planning, purchasing and payment for all materials needed to satisfy its obligations under this Agreement. Valence shall be responsible for resolving all material, technical and quality issues related to Valence’s suppliers.

c)     Valence shall maintain a complete manufacturing record for Valence power systems to provide traceability to build date. Valence shall allow Smith to inspect and copy that record, upon request. In the event that a product recall is required as a result of the supply of defective product by Valence to Tanfield, Valence must at their own expense provide assistance and co-operation.

d)    Valence will keep all manufacturing records in the same manner and according to its record retention policy in effect as of the Effective Date. Valence will inform Smith in writing at least ninety (90) days in advance of any changes to its current record retention practices and policy that would result in Valence retaining fewer manufacturing records and/or retaining manufacturing records for a lesser period of time. At a minimum, Valance shall retain incoming inspection, in-process and final inspection reports for a minimum of three (3) years.

6.             DELIVERY

a)     Valence shall package and label all Valence power systems per the standards for transportation of Class 9 goods. Valence shall make the Valence power systems available EXW (Ex works) Valence VET, Suzhou, China (as defined in Incoterms 2000). Smith will arrange transportation through Smith’s appointed transportation agent. Title and risk of loss or damage to Valence power systems per this Agreement shall vest with Smith upon making the Valence power systems available on the availability date to the appointed transportation agent.

b)    Valence shall invoice Smith upon the availability date for the Valence power systems. Should Smith not pick up any finished Valence power systems, Valence shall have the right to invoice Smith no earlier than the availability date indicated on Smith’s Order. Further, the Parties shall negotiate in good faith a reasonable storage fee for retention of Valence power systems for which Smith has materially delayed picking up.

c)     If Valence fail to supply Valence power systems in line with the dates contained within Smith’s Firm Order, this failure will be considered an event of default under section 14.

7.             PRICING AND PAYMENT

a)     Unless otherwise agreed upon by the Parties in writing during the term of this Agreement, the prices to be paid by Smith to Valence for Valence power systems are set out in the attached schedules.

b)    Payments shall be payable by wire transfer to Valence’s account in U.S. dollars forty-five (45) days following the availability date set forth in Smith’s Order.

c)     Prices are exclusive of shipping charges and all taxes, customs or duties (other than taxes levied on Valence’s income) that Valence may be required to collect or pay upon shipment of the Valence power systems. Shipping charges, taxes or duties incurred by Valence will appear as separate items on Valence’s invoice. Smith agrees to pay such taxes or duties unless Smith is exempt from such taxes, customs or duties, in which case Smith will provide Valence with the appropriate exemption certificate.

d)    All payments shall be made to the address specified on Valence’s invoice. Valence shall retain a purchase-money security interest in and to the Valence power systems until full payment is received by Valence. Past due amounts will be subject to service charges of two (2%) percent per month, or the maximum allowed by law, whichever is greater. If all the Valence power systems ordered by Smith are not picked up by Smith at one time, Smith shall remit payment for the actual Valence power systems available for pick up as set forth in the Smith Order on such availability date. All shipments and deliveries shall at all times be subject to Smith’s credit approval by Valence, and Valence may at any time decline to make any shipments or deliveries except upon receipt of payment or upon terms and conditions or security arrangement satisfactory to Valence.

e)     Valence reserves the right, among other remedies, to delay or suspend further deliveries, whether or not firm Orders have been placed by Smith, upon failure by Smith to make any payment which is due hereunder within fifteen (15) days after receiving notice from Valence that any such payment is past due and unpaid.

8.             WARRANTY AND INDEMNIFICATION, AND INSURANCE

a)     Warranty on any Valence Power Systems is set out on the Schedule relating to the individual power system.

b)    THE WARRANTIES HEREIN SECTION (a) AND (b) ARE EXCLUSIVE, AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT, WHICH ARE HEREBY EXPRESSLY DISCLAIMED.

c)     Smith will integrate Valence power systems with products it intends to sell. Smith shall defend, indemnify and hold Valence harmless from any claim, demand, cause of action or damage for which Valence might become liable arising from or in connection with Smith’s integration of the Valence power system with its products, except to the extent such claim, demand, cause of action or damage arises from any defect in the Valence power system or results from any negligence of Valence or breach of any Valence obligation hereunder. Valence shall defend, indemnify and hold Smith harmless from any claim, demand, cause of action or damage for which Smith might become liable arising from any defect in a Valence power system or results from any negligence of Valence or breach of any Valence obligation hereunder. Each Party’s indemnification obligations hereunder shall survive expiration or termination of this Agreement.

d)    For the term of this Agreement, and for five (5) years thereafter, each Party shall maintain product liability and commercial general liability insurance, on an occurrence basis, with insurers with a Best’s rating of B+  or better and with limits of coverage not less than $3,000,000 per claim and $15,000,000 per year in the aggregate. Each party shall provide certificates of such insurance to the other Party upon request.

9.             CUSTOMER SUPPORT AND TRAINING

a)     Smith shall provide technical assistance to its customers. Valence shall provide reasonable support as requested by Smith.

b)    Smith may develop and offer training courses to assist its customers in the proper installation, use, and maintenance of Valence power systems used by Smith in its electric vehicles. Valence shall provide suggestions for such training courses, and the content of such training courses shall be subject to approval by Valence.

10.          TRADEMARKS AND INTELLECTUAL PROPERTY

All copyright, patent or other intellectual property in and to the Valence power systems, including all related documentation thereto, are the sole, exclusive and confidential property of Valence. Use of Valence’s trademarks, trade names, logos and designations on Smith’s products is contingent upon the Parties entering into, and shall be governed by, Valence’s standard Trademark License Agreement. Smith shall not remove or destroy any copyright notices, trademarks or other proprietary markings on the Valence power systems, or documentation or other materials related to the Valence power systems.

11.          COMPLIANCE

Each Party shall comply with all laws, rules, and regulations applicable to its performance of this Agreement or to the Valence power systems. Without limiting the generality of the foregoing sentence, each Party represents that all Valence power systems will be shipped in conformance with government or freight regulations and requirements applicable there to.

12.          LIABILITY

UNLESS OTHERWISE STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES OF THE OTHER ARISING OUT OF ANY PERFORMANCE OF THIS AGREEMENT OR IN FURTHERANCE OF THE PROVISIONS OR OBJECTIVES OF THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.          CONFIDENTIAL INFORMATION

a)     Each Party hereby acknowledges that all of the Confidential Information disclosed or revealed to the receiving Party hereunder is disclosed solely to permit the receiving Party to exercise its rights and perform its obligations under this Contract. Each Party agrees that it shall not use any of the Confidential Information for any other purpose, and shall not disclose or reveal any of the Confidential information to any third Party or Affiliate, without the prior written authorization of the disclosing Party, which the disclosing Party may withhold in its sole discretion; provided however, that prior written authorization of the disclosing Party shall not be required for the receiving Party to disclose the Confidential Information to those of the receiving Party’s employees, agents or representatives that (i) require access to the Confidential Information in order to permit the receiving Party to exercise its rights and perform its obligations hereunder, and (ii) have executed a nondisclosure agreement, in a form satisfactory to the disclosing Party, which effectively prohibits the unauthorized use or disclosure of the Confidential information.

14.          TERM AND TERMINATION

a)     Unless this Agreement has been terminated earlier in accordance with its terms, the term of this Agreement will commence as of the Effective Date and shall continue for three (3) years from Effective Date, Within thirty (30) days prior to the end of any year of this Agreement the Parties agree to negotiate any changes to the terms.

b)    Either Party may terminate this Agreement for material default of the other Party upon thirty (30) days written notice to the other, if, during such thirty (30) day notice period, the default is not corrected to the reasonable satisfaction of the non-defaulting Party. In addition, to the extent permitted by applicable law, either Party may terminate this Agreement immediately by giving written notice if such other Party has entered into or committed any act of liquidation, bankruptcy, insolvency, receivership or assignment for the benefit of creditors.

c)     If a Party terminates this Agreement because of the other Party’s default and failure to cure as set forth, above, such termination shall be without prejudice to all remedies available to the non-defaulting party, at law or in equity.

d)    The Parties’ indemnification and obligations regarding confidential information shall survive expiration or termination of this Agreement.

e)     Unless terminated by Tanfield owing to a material default by Valence under 14 b), upon termination or expiration of this Agreement, Smith shall pay Valence for:

i)      100% of the direct cost of all Material in Valence’s possession which is not returnable to the vendors, whether in raw form or work in process, provided such Materials were purchased in accordance with Smith’s Rolling Quantity Forecast and/or Smith’s Order(s);

ii)     100% of the direct cost of all Materials on order and not cancelable, provided such Materials were purchased in accordance with Rolling Quantity Forecast and/or Smith’s Order(s);

iii)    any charges incurred with respect to Materials accepted for cancellation or return by the vendor; and

iv)   any finished Valence power systems already manufactured as of the termination/expiration date, provided such Valence power systems were manufactured in accordance with the Orders or manufactured in advance with Smith’s prior written consent.

f)     The termination of this agreement shall have the effect of terminating any Firm Order which has been placed but not fulfilled at the time of termination and Tanfield shall have no further liability in relation thereto.

15.          MISCELLANEOUS

a)     Assignment. Neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other. However, each Party shall consent to any such assignment which is to an entity acquiring all (or substantially all) of the assets of the assigning Party.

b)    Waiver. The failure by either Party to require performance by the other Party of any of its obligations hereunder shall in no manner affect the right of such Party to enforce the same at a later time. No waiver by either Party of any condition, or of the breach of any provision of this Agreement, whether by conduct or otherwise shall be deemed to be or construed as a further or continuing waiver thereof.

c)     Amendments. This Agreement may not be amended except in writing by both Parties.

d)    Severability. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deleted, and, if possible, replaced by a provision that achieves the intent of the Parties.

e)     Relationship Between the Parties. Nothing in this Agreement is intended nor shall be construed to constitute Smith or Valence as partners or joint venturers. Neither Party shall have the express or implied authority to assume or create any obligations on behalf of or in the name of the other Party.

f)     Correspondence and Notices. Extraordinary notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address) shall be in writing and sent by prepaid registered or certified mail, or by facsimile, and shall be deemed to have been properly served to the addressee upon receipt of such written communication, at the address for the Party written herein above.

g)    Choice of Law. This Agreement is subject to and governed by the English Law. Valence and Smith hereby agree that any suit to enforce or compel the performance of any provision of this Agreement, to obtain a remedy for any breach of this Agreement, to obtain the construction of any provision of this Agreement, or otherwise to determine the legal effect of this Agreement, shall be brought solely in the English Courts. The prevailing party in any dispute under this Agreement shall be entitled to its reasonable attorneys fees and costs.

h)    Force Majeure. Neither Party shall be liable to the other for delay or failure in performing any of its obligations if and to the extent that such failure or delay is due to circumstances beyond its control that it could not have avoided by the exercise of reasonable diligence. It shall notify the other Party promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use all commercially reasonable efforts to resume performance of its obligations as soon as practicable.

i)      Representations and Warranties. Each Party represents and warrants that: (1) it is duly organized and validly existing under the laws of the state or country of its organization and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof, (2) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and (3) the execution, delivery and performance of this Agreement by either Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it.

j)      Entire Agreement. This Agreement together with its Exhibits and further agreements mentioned herein constitutes the entire agreement of the Parties with respect to the subject matter hereof as of its date, and supersedes all prior agreements, understandings, representations and proposals, written or oral, relating thereto.

k)     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

The Tanfield Group, PLC:			Valence Technology, Inc.:

By:	/s/ Charles Brooks	By:	/s/ Robert L. Kanode

Name:	Charles Brooks	Name:	Robert L. Kanode

Title:	Finance Director	Title:	President & CEO

Date:	February 6, 2008	Date:	February 6, 2008

**CONFIDENTIAL TREATMENT REQUESTED**

Schedule A

U-Charge® U27-12XP power system

1.             Valence’s U-Charge® U27-12XP power system [is a power system having a nominal 12.8 volt and 130 amp hour]

PRICE

The price for the U-Charge® U27-12XP power system              $[****] in US Dollars. This price to include cells, packaging battery management system and warranty as set out below

[****]

Technical Specification of U charge XP Power System Family and the definition of a module are as in appended documentation.

WARRANTY

Valence warrants that the U-Charge® U27-12XP power systems delivered hereunder shall be free from defects in material and workmanship under normal use and service for a period of two (2) years from the date of shipment from Valence’s facility. If during such two year period: (i) Valence is notified promptly in writing upon discovery of any defect in the Valence power systems, including a detailed description of such defect; (ii) such U-Charge® U27-12XP power systems are returned to Valence in accordance with Valence’s then current RMA procedures; and (iii) Valence’s examination of such U-Charge® U27-12XP power systems discloses to Valence’s satisfaction that such U-Charge® U27-12XP power systems are defective and such defects are not caused by accident, abuse, misuse, neglect, alteration, improper installation, repair or alteration by someone other than Valence, improper testing, or use contrary to any instructions issued by Valence; then within a reasonable time Valence shall (at its sole option) either replace with the same or equivalent model or credit Smith for such U-Charge® U27-12XP power systems. Valence shall return any U-Charge® U27-12XP power systems replaced under this warranty to Smith, transportation prepaid. In the event that Valence confirm that such U-Charge® U27-12XP power systems are defective, Valence shall reimburse to Tanfield the costs of returning such defective systems to Valence. The performance of this warranty does not extend the warranty period for any U-Charge® U27-12XP power systems beyond the period

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested have been filed directly with the Securities & Exchange Commission.**

**CONFIDENTIAL TREATMENT REQUESTED**

applicable to the U-Charge® U27-12XP power systems originally delivered. The foregoing warranty constitutes Valence’s exclusive liability, and the exclusive remedy of Smith, for any breach of any warranty or other nonconformity of the U-Charge® U27-12XP power systems covered by this acknowledgment.

**CONFIDENTIAL TREATMENT REQUESTED**

Schedule B

EpochTM E-27 power systems

2.        The Valence EpochTM E-27 power system [is a power system having a nominal 12.8 volt and 130 amp hour]

PRICE

a)     The price for EpochTM E-27 power systems is $[****] in US Dollars [****]. This price to include cells, packaging battery management system and warranty as set out below

b)    [****].

c)     [****].

i.      [****].

ii.     [****].

**Confidential treatment has been requested for the portions of this agreement marked by asterisks. Omitted materials for which confidential treatment has been requested have been filed directly with the Securities & Exchange Commission.**

**CONFIDENTIAL TREATMENT REQUESTED**

[definition of module to be determined by June 1, 2008 as the product development proceeds]

[technical specification to be determined by June 1, 2008 as the product development proceeds]

WARRANTY

Valence warrants that the EpochTM E-27 power systems delivered hereunder shall be free from defects in material and workmanship under normal use and service for a period of five (5) years from the date of shipment from Valence’s facility.

(i)    If during the initial three (3) year period of the five (5) year warranty period: (i) Valence is notified promptly in writing upon discovery of any defect in the Valence power systems, including a detailed description of such defect; (ii) such EpochTM E27 power systems are returned to Valence (if so requested by Valence) in accordance with Valence’s then current RMA procedures; and (iii) Valence’s examination or the examination by Smith of such EpochTM E-27 power systems discloses to Valence’s satisfaction that such EpochTM E-27 power systems are defective and such defects are not caused by accident, abuse, misuse, neglect, alteration, improper installation, repair or alteration by someone other than Valence, improper testing, or use contrary to any instructions issued by Valence: then within a reasonable time Valence shall (at its sole option} either (i) replace with the same or equivalent model or credit Smith for such EpochTM  E-27 power systems or (ii) provide replacement parts for Smith to repair such EpochTM E-27 power systems, Valence shall return any EpochTM  E-27 power system replaced under this warranty to Smith, transportation prepaid. In the event that Valence confirm that such U-Charge® U27- 12XP power systems are defective, Valence shall reimburse to Tanfield the costs of returning such defective systems to Valence. The performance of this warranty does not extend the warranty period for any EpochTM E-27 power system beyond the period applicable to the EpochTM E-27 power system originally delivered. The foregoing warranty constitutes Valence’s exclusive liability, and the exclusive remedy of Smith, for any breach of any warranty or other nonconformity of the EpochTM E-27 power system covered by this acknowledgment.

(ii)   If during the last two (2) year period of the five (5) year warranty period: (i) Valence is notified promptly in writing upon discovery of any defect in the Valence power systems, including a detailed description of such defect; (ii) such EpochTM E-27 power systems are returned to Valence (if so requested by Valence) in accordance with Valence’s then current RMA procedures; and (iii) Valence’s examination or the examination by Smith of such EpochTM E-27 power systems discloses to Valence’s satisfaction that such EpochTM  E-27 power systems are defective and such defects are not caused by accident, abuse, misuse, neglect, alteration, improper installation, repair or alteration by someone other than Valence, improper testing, or use contrary to any instructions issued by Valence; then within a reasonable time Valence shall (i) provide Smith with a credit totaling 1/60th of the original purchase price of the repair parts for each remaining month in such two year warranty term, which can be used toward the purchase of such repair parts for the EpochTM E-27 power systems at the then prevailing price for such repair parts, or (ii) provide Smith with a credit totaling

**CONFIDENTIAL TREATMENT REQUESTED**

1/60th of the original purchase price for each remaining month in such two year warranty term, which can be used toward the purchase of new replacement EpochTM  E-27 power systems at the then prevailing price for such EpochTM E-27 power system. In the event that Valence confirm that such U-Charge® U27-12XP power systems are defective, Valence shall reimburse to Tanfield the costs of returning such defective systems to Valence,